Exhibit 99.4

SCHEDULE II

LITIGATION SCHEDULE

Bank of America Corporation and certain of its affiliates, including BofA Securities, Inc. ("BofA Securities," successor in interest to Merrill Lynch, Pierce, Fenner & Smith Incorporated) and Bank of America, N.A., have been involved in a number of civil proceedings and regulatory actions which concern matters arising in connection with the conduct of its business.  Certain of such proceedings have resulted in findings of violations of federal or state securities laws.  Such proceedings are reported and summarized in the BofA Securities Form BD as filed with the SEC, which descriptions are hereby incorporated by reference.